Exhibit 99

ORBCOMM ANNOUNCES SECOND QUARTER 2010 RESULTS

- Total Revenues Increased More Than 15% -
 - Generated Adjusted EBITDA of $1.6 Million –
- Income from Continuing Operations of $0.3 Million-
- ORBCOMM Completes Sale of Stellar Hardware Business-

Fort Lee, NJ, August 9, 2010 – ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focusing on two-way Machine-to-Machine (M2M) communications and leading provider of space-based Automatic Identification System (AIS) services, today announced financial results for the second quarter ended June 30, 2010.

The following financial highlights are in thousands of dollars, except per share.

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Total Revenues	$7,837	$6,770	$15,254	$13,497
Service Revenues	$7,277	$6,720	$14,159	$13,342
Product Sales	$560	$50	$1,095	$155
Net Loss attributable to ORBCOMM Inc.	$(3,296)	$(362)	$(4,031)	$(9,497)
Net Loss per Common Share (diluted)	$(0.08)	$(0.01)	$(0.09)	$(0.22)
Average Shares Outstanding (diluted)	42,613,000	42,407,000	42,561,000	42,358,000
EBITDA (1) (3)	$(2,399)	$960	$(1,726)	$(6,867)
Adjusted EBITDA (2) (3)	$1,566	$1,333	$2,816	$1,042

(1)  EBITDA is defined as earnings before interest income (expense), provision for income taxes and depreciation and amortization.
(2)  Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, and Impairment Charge.
(3)  A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Loss, is among other financial tables at the end of this release.

Total Revenues for the quarter ended June 30, 2010 were $7.8 million, an increase of 15.8% from the second quarter of 2009. Service Revenues for the second quarter of 2010 increased 8.3% to $7.3 million from the comparable period of 2009. Product Sales increased in the second quarter to $560,000 from $50,000 in the second quarter of 2009 attributable to increases in sales at our Japanese subsidiary.

Costs and Expenses in the second quarter of 2010 were $7.6 million, decreasing 3.7% compared to the same period in the prior year. Costs and Expenses in the second quarter of 2010, excluding Costs of Product Sales decreased 7.7% or $603,000 versus the second quarter of 2009. The lower costs are driven by lower insurance costs and lower professional service fees in the quarter.

The Company had Income from Operations for the second quarter ended June 30, 2010 of $249,000 compared to a Loss from Operations of $1.1 million in the second quarter of 2009, with the improvement of $1.3 million driven by the growth in Total Revenues and reductions in Costs and Expenses. Loss from Discontinued Operations of $3.5 million included a one-time $3.3 million Asset Impairment Charge at Stellar in anticipation of the sale to Quake Global, Inc. negatively impacted Net Loss attributable to ORBCOMM Inc. As a result, Net Loss attributable to ORBCOMM Inc. was $3.3 million or $0.08 per share versus a loss of $362,000 or $0.01 per share in the prior year period. Excluding the Asset Impairment of $3.3 million or $0.08 per share in discontinued operations, Net Loss attributable to ORBCOMM Inc. is near breakeven at $35,000 representing a 90.3% improvement over the second quarter of 2009. The Company reported negative EBITDA of $2.4 million for the second quarter of 2010 due to the Asset Impairment at Stellar. Excluding the Impairment, EBITDA was $862,000. Adjusted EBITDA for the quarter was $1.6 million versus $1.3 million in the prior year period.
At June 30, 2010, there were more than 539,000 billable subscriber communicators, an 11.6% increase over the second quarter of 2009. Net subscriber additions during the quarter were about 14,000, comprised of over 13,500 satellite additions and about 500 terrestrial additions. Satellite subscriber additions have now grown in three straight quarters.

“Subscriber additions have been turning higher from the lows experienced at the end of 2009. We have been seeing a continued recovery among many of our resellers,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “ORBCOMM is pleased to have closed the sale of Stellar to Quake Global, which we expect will help drive new growth opportunities for the hardware business and increase ORBCOMM subscribers into the future.”

“ORBCOMM achieved $1.6 million in Adjusted EBITDA in the second quarter of 2010 and $2.8 million for the first six months of the year, representing 17% and 170% growth over the prior year periods,” said Robert Costantini, ORBCOMM’s Chief Financial Officer. “Additionally, income from continuing operations turned positive in the second quarter, which is a direct result of the solid revenue growth and continuing cost improvements in the second quarter.”

Business Highlights

Selected recent business highlights include:

•
Consistent with the Company’s strategy to focus on high margin service businesses, ORBCOMM has sold substantially all of the assets of Stellar Satellite Communications LTD., a wholly-owned subsidiary, to Quake Global, Inc., a leading manufacturer of M2M based satellite and terrestrial communicators.

•
ORBCOMM has entered into multi-year agreements with several Value Added Resellers (VARs), such as GeoDecisions a division of Gannett Fleming, John Deere and a new Original Equipment Manufacturer (OEM). Current agreements have been extended with Caterpillar and Komatsu. The end users will utilize ORBCOMMs low Earth orbit (LEO) satellite constellation and terrestrial offerings for applications including water flow control, heavy equipment telematics, and cargo tracking.

•
ORBCOMM received regulatory approval to offer service in South Africa, Ghana, and Papua New Guinea. International expansion is a key component to future growth at ORBCOMM as it provides our International Value Added Resellers and OEMs, many of which already have distribution in these countries, a new outlet to provide ORBCOMM enabled services. It also creates an opportunity for new sales channels with local providers.

Financial Results and Highlights

Revenue

Total Revenues for the second quarter of 2010 were $7.8 million, an increase of 15.8% from the second quarter of 2009. Service Revenues for the second quarter were $7.3 million, an increase of 8.3% over the prior-year’s second quarter. The increase in Service Revenues were primarily due to an increase in AIS revenues of $0.3 million, and an increase in satellite and terrestrial revenue of $0.2 million from an increase in the number of billable subscriber communicators activated on our communications system. Product Sales increased in the second quarter of 2010 by $510,000 from the second quarter of 2009 due to product sales from our Japanese subsidiary to Heavy Equipment OEMs.

Billable Subscriber Communicators

As of June 30, 2010, there were more than 539,000 billable subscriber communicators, compared to over 483,000 billable subscriber communicators as of June 30, 2009, an increase of 11.6%.

Costs and Expenses

Costs and Expenses in the second quarter of 2010 were $7.6 million, decreasing 3.7% compared to the same period in the prior year even when considering the increase in Cost of Products sold on higher Product Sales. Costs and Expenses in the second quarter of 2010, excluding Costs of Product Sales decreased 7.7% or $603,000 versus the second quarter of 2009. In addition to overall efforts to reduce costs and improve efficiencies, in the second quarter of 2010 lower costs were driven by lower insurance costs and lower professional service fees.

Net Loss

Net Loss for the second quarter was $3.3 million versus a Net Loss of $362,000 in the second quarter of 2009. Net Loss in the second quarter of 2010 consists of income from continuing operations of $0.2 million and loss from discontinued operations of $3.5 million versus loss from continuing operations of $0.8 million and income from discontinued operations of $0.4 million in the second quarter of 2009. The improvements in the business that lead to income from continuing operations was driven by growth in Total Revenues and reductions in Costs and Expenses.

ORBCOMM’s Net Loss per Common Share was $0.08 for the three months ended June 30, 2010 compared to Net Loss per Common Share of $0.01 for the prior year quarter. Net Income per share in the second quarter of 2010 consisted of income from continuing operations per share that was breakeven versus a loss from continuing operations per share of $0.02 for the second quarter of 2009.

EBITDA and Adjusted EBITDA

EBITDA for the second quarter of 2010 was negative $2.4 million primarily due to the $3.3 million Asset Impairment at Stellar, compared to an EBITDA of positive $960,000 in the second quarter of 2009. Excluding the Asset Impairment in Discontinued Operations for the second quarter of 2010,

EBITDA is positive $862,000.

Adjusted EBITDA for the second quarter of 2010 totaled $1.6 million, compared to Adjusted EBITDA of $1.3 million in the second quarter of 2009. Adjusted EBITDA excludes the impact of the non-cash Asset Impairment Charge experienced in the second quarter of 2010.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company. See the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet

Cash, Cash Equivalents, Restricted Cash, and Marketable Securities as of June 30, 2010 were $92.2 million, decreasing $1.6 million from $93.8 million at March 31, 2010. The decline is attributable to $1.7 million in capital expenditures and $1.4 million for the investment in Alanco Technologies, which was offset by $1.6 million in cash flow from operations during the second quarter of 2010.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.

Domestic participants should dial 877-941-6009 at least ten minutes prior to the start of the call. International callers should dial 480-629-9770. The conference call identification number is 4342283. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s web site at www.orbcomm.com, Click on “About Us/Investor Relations/Presentations and Webcasts,” to access the link to the call. To listen to a telephone replay of the conference call, please dial 800-406-7325 domestically or 303-590-3030 internationally and enter reservation identification number 4342283. The replay will be available from approximately 12:00 PM ET on Monday, August 9, 2010, through 11:59 PM ET on Monday, August 16, 2010.

Alternatively, to access the live webcast, please visit the Company’s website at www.orbcomm.com, click on “Investor Relations” and select “Presentations and Webcasts.” An archive of the webcast will be available following the call for one week.

About ORBCOMM Inc.
ORBCOMM is a leading global satellite data communications company, focused on Machine-to-Machine (M2M) communications. Its customers include Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery, Hyundai Heavy Industries, Asset Intelligence a division of I.D. Systems, Inc., Komatsu Ltd., Manitowoc Crane Companies, Inc., and Volvo Construction Equipment among other industry leaders. ORBCOMM is the leading commercial provider of global AIS data from space, with users that include the U.S. Coast Guard, U.S. Navy, U.S. Department of Transportation, U.S. Customs and Border Protection, and IHS Fairplay, among other government and commercial organizations. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM’s low-cost and reliable two-way data communication services track, monitor and control mobile and fixed assets in four core markets: commercial transportation; heavy equipment; industrial fixed assets; and marine/homeland security. ORBCOMM based products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is headquartered in Fort Lee, New Jersey and has its network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements
Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company’s expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company’s control, that may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: the impact of global recession and continued worldwide credit and capital constraints; substantial losses we have incurred and expect to continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; loss or decline or slowdown in the growth in business from Asset Intelligence, a subsidiary of I.D. Systems, Inc. (“AI”) (formerly a division of General Electric Company (“GE” or “General Electric”)), other value-added resellers or VARs and international value-added resellers or IVARs; loss or decline or slowdown in growth in business of any of the specific industry sectors the Company serves, such as transportation, heavy equipment, fixed assets and maritime; litigation proceedings; technological changes, pricing pressures and other competitive factors; the inability of our international resellers to develop markets outside the United States; market acceptance and success of our Automatic Identification System (“AIS”) business; the inability to provide AIS service due to the in-orbit satellite failure of the remaining quick-launch satellite; satellite launch and construction delays and cost overruns of our next-generation satellites; in-orbit satellite failures or reduced performance of our existing satellites; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; political, legal regulatory, government administrative and economic conditions and developments in the United States and other countries and territories in which we operate; and changes in our business strategy, and the other risks described in our filings with the Securities and Exchange Commission. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more detail on these and other risks, please see our “Risk Factors” section in our annual report on Form 10-K for the year ended December 31, 2009.

Contacts Investor Inquiries: Lucas Binder VP, Business Development and Investor Relations ORBCOMM Inc. 703-433-6505 binder.lucas@orbcomm.com	Media Inquiries: Jennifer Lattif Senior Account Executive The Abernathy MacGregor Group 212-371-5999 jcl@abmac.com

ORBCOMM Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$15,629	$65,292
Restricted cash	1,000	1,000
Marketable securities	72,491	26,145
Accounts receivable, net of allowances for doubtful accounts of $602 and $835	3,945	3,742
Inventories	69	78
Prepaid expenses and other current assets	1,449	1,253
Current assets held for sale	77	575
Total current assets	94,660	98,085

Satellite network and other equipment, net	74,662	73,208
Intangible assets, net	1,857	2,600
Restricted cash	3,030	2,980
Other investment	2,250	-
Other assets	1,086	1,354
Long term assets held for sale	-	2,832

Total assets	$177,545	$181,059

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$2,767	$2,696
Accrued liabilities	4,914	5,889
Current portion of deferred revenue	4,143	3,849
Current liabilities related to assets held for sale	33	79
Total current liabilities	11,857	12,513
Note payable - related party	1,225	1,398
Deferred revenue, net of current portion	5,833	6,230
Total liabilities	18,915	20,141

Commitments and contingencies

Equity:
ORBCOMM Inc. stockholders' equity
Common stock, par value $0.001; 250,000,000 shares authorized; 42,563,617 and
42,455,531 shares issued and outstanding	43	42
Additional paid-in capital	231,550	230,512
Accumulated other comprehensive income	448	76
Accumulated deficit	(75,446)	(71,415)
Total ORBCOMM Inc. stockholders' equity	156,595	159,215
Noncontrolling interests in ORBCOMM Japan	2,035	1,703
Total equity	158,630	160,918

Total liabilities and equity	$177,545	$181,059

ORBCOMM Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues:
Service revenues	$7,277	$6,720	$14,159	$13,342
Product sales	560	50	1,095	155
Total revenues	7,837	6,770	15,254	13,497

Costs and expenses (1):
Costs of services	3,060	3,292	6,196	6,513
Costs of product sales	349	36	672	96
Selling, general and administrative	4,020	4,398	8,182	9,201
Product development	159	152	323	341
Impairment charge-satellite network	-	-	-	7,045
Total costs and expenses	7,588	7,878	15,373	23,196

Income (loss) from operations	249	(1,108)	(119)	(9,699)

Other income (expense):
Interest income	55	23	92	64
Other income	39	388	(81)	339
Interest expense	(48)	(48)	(96)	(96)
Total other income (expense)	46	363	(85)	307

Income (loss) from continuing operations	295	(745)	(204)	(9,392)

Income (loss) from discontinued operations	(3,479)	412	(3,570)	(40)

Net loss	(3,184)	(333)	(3,774)	(9,432)

Less: Net income attributable to the noncontrolling interests	112	29	257	65

Net loss attributable to ORBCOMM Inc.	$(3,296)	$(362)	$(4,031)	$(9,497)

Net loss attributable to ORBCOMM Inc.:
Income (loss) from continuing operations	$183	$(774)	$(461)	$(9,457)
Income (loss) from discontinued operations	(3,479)	412	(3,570)	(40)
Net loss attributable to ORBCOMM Inc.	$(3,296)	$(362)	$(4,031)	$(9,497)

Per share information-basic:
Income (loss) from continuing operations	$0.00	$(0.02)	$(0.01)	$(0.22)
Income (loss) from discontinued operations	(0.08)	0.01	(0.08)	(0.00)
Net loss attributable to ORBCOMM Inc.	$(0.08)	$(0.01)	$(0.09)	$(0.22)

Per share information-diluted:
Income (loss) from continuing operations	$0.00	$(0.02)	$(0.01)	$(0.22)
Income (loss) from discontinued operations	(0.08)	0.01	(0.08)	(0.00)
Net loss attributable to ORBCOMM Inc.	$(0.08)	$(0.01)	$(0.09)	$(0.22)

Weighted average common shares outstanding:
Basic	42,563	42,407	42,561	42,358
Diluted	42,613	42,407	42,561	42,358

(1) Stock-based compensation included in costs and expenses:
Costs of services	$29	$14	$43	$34
Selling, general and administrative	557	330	973	757
Product development	6	-	8	8
	$592	$344	$1,024	$799

ORBCOMM Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six months ended
	June 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(3,774)	$(9,432)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Change in allowance for doubtful accounts	(232)	452
Depreciation and amortization	2,301	2,580
Accretion on note payable - related party	66	66
Stock-based compensation	1,024	799
Foreign exchange losses (gains)	83	(337)
Amortization of premium on marketable securites	384	-
Gain on settlement of vendor liabilities	(220)	-
Impairment charge-net assets held for sale	3,261	-
Impairment charge-satellite network	-	7,045
Changes in operating assets and liabilities:
Accounts receivable	(621)	(360)
Inventories	11	35
Prepaid expenses and other assets	(50)	876
Accounts payable and accrued liabilities	(803)	(8)
Deferred revenue	(359)	(188)
Net cash provided by operating activities of continuing operations	1,071	1,528
Net cash provided by operating activities of discontinued operations	23	464
Net cash provided by operating activities	1,094	1,992

Cash flows from investing activities:
Capital expenditures	(2,655)	(14,051)
Purchases of marketable securities	(91,800)	-
Proceeds from maturities of marketable securities	45,070	-
Purchase of other investment	(1,356)	-
Increase in restricted cash	(50)	-
Net cash used in investing activities of continuing operations	(50,791)	(14,051)
Net cash used in investing activities of discontinued operations	-	(3)
Net cash used in investing activities	(50,791)	(14,054)

Cash flows from financing activities	-	-

Effect of exchange rate changes on cash and cash equivalents	34	(374)

Net decrease in cash and cash equivalents	(49,663)	(12,436)

Cash and cash equivalents:
Beginning of period	65,292	75,370

End of period	$15,629	$62,934

The following table reconciles our Net Income (Loss) to EBITDA and Adjusted EBITDA for the periods shown:

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2010	2009	2010	2009
Net Income (Loss) attributable to ORBCOMM Inc.	$(3,296)	$(362)	$(4,031)	$(9,497)
Net interest (income) expense	(7)	25	4	32
Provision for income taxes	-	-	-	-
Depreciation and amortization	904	1,297	2,301	2,598
EBITDA	(2,399)	960	(1,726)	(6,867)
Stock-based compensation	592	344	1,024	799
Impairment Charge	3,261	-	3,261	7,045
Noncontrolling interests and pre-control earnings of consolidated subsidiary	112	29	257	65
Adjusted EBITDA	$1,566	$1,333	$2,816	$1,042

EBITDA is defined as earnings before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, and Impairment Charge (Adjusted EBITDA), is useful to investors to evaluate the Company’s core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash expenses reflected in the Condensed Consolidated Statements of Operations. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Loss or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented above.